Exhibit 10.10(1)

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED AT THE APPROPRIATE PLACES WITH FIVE ASTERISKS [*****], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL, AND (II) THE TYPE THAT THE COMPANY TREATS AS PRIVATE AND CONFIDENTIAL

Trafigura Canada General Partnership

devon tower, 3450, 400 3 avenue sw calgary, AB T2P 4H2

This Confirmation and the attached “General Terms – Crude Oil Purchase and Sale Agreement” amends and restates a confirmation and the attached “General Terms – Crude Oil Purchase and Sale Agreement” dated September 17, 2021 among Trafigura Canada General Partnership, Japan Canada Oil Sands Limited and Greenfire Acquisition Corporation (the “Agreement”) whereby Buyer agrees to purchase and accept and Seller agrees to sell and deliver under the following terms and conditions:

BUYER:	Trafigura Canada General Partnership

SELLER:	Greenfire Resources Operating Corporation (as successor to Japan Canada Oil Sands Limited) or any successor in interest thereto.

QUANTITY:	100% of the monthly Seller’s proprietary bitumen volumes produced from Seller’s Hangingstone Expansion plant (excluding any volumes lost before the Delivery Point or volumes held and used as line fill or working stock) plus all of the associated diluent volumes required in order to blend such bitumen volumes to meet the Quality specifications set forth below. Seller shall be solely responsible for blending such bitumen and diluent to meet the Quality specifications. The actual volume to be purchased in the delivery month will be confirmed 5 days prior to the start of the month prior to the delivery month.

QUALITY:	Western Canada Dilbit (“WDB”). Quality must meet Waupisoo Pipeline and Cheechum Terminal specifications as specified by the operator of such facilities from time to time.

TERM:	Commencing with the first delivery of product hereunder to the earlier of: (a) the date that is five (5) years after such first delivery; and (b) in the event of a default (as contemplated by Section 4 of the attached General Terms) on the Early Termination Date as therein defined; provided that if at the Early Termination Date Buyer has provided, or agreed to provide, credit to Seller or an affiliate thereof, or the Seller or an affiliate thereof otherwise has any Obligations[1] to the Buyer, then the Early Termination Date shall automatically be extended to the first date thereafter on which Buyer no longer provides, nor has agreed to provide, credit to Seller or any affiliate thereof and any and all Obligations of the Seller or an affiliate thereof to the Buyer have been repaid in full on the terms and conditions thereof.

[1]	“Obligations” means all present and future obligations, liabilities and indebtedness (absolute or contingent, matured or otherwise), including without limitation all present and future obligations, liabilities or indebtedness (absolute or contingent, matured or otherwise) under any agreement between Buyer and Seller, and including without limitation the principal of, and all interest, fees, legal and other costs, charges and expenses owing or payable on or in respect of, any agreement to provide credit, whether from time to time reduced and thereafter increased or entirely extinguished and thereafter incurred again.

DELIVERY POINT:	Injection point on the Waupisoo Pipeline; provided that if the Temporary Assignment and Assumption Agreement dated ☐, 2021 among Greenfire Resources Operating Corporation, Buyer and Enbridge Pipelines (Athabasca) Inc. (the “Assignment Agreement”) in relation to the Transportation Services Agreement Cheecham to Edmonton dated March 20, 2013 (the “TSA”) is terminated for any reason (an “Assignment Termination”), the delivery point shall be the Enbridge Edmonton Terminal or alternate connected facility as delivered off of the Waupisoo Pipeline.

PURCHASE PRICE:	The Purchase Price for sales in any month shall be the monthly weighted WCS Index as published by Net Energy Inc. (“Net Energy”) and Intercontinental Exchange, Inc. (“ICE”) adjusted by the monthly WCS/WDB spread as published by Net Energy and ICE, less the amounts specified below; provided that Buyer and Seller may agree from time to time to fix the Purchase Price of future production on an arm’s length basis and on market terms to seek to protect Seller’s exposure to WTI and WDB prices. The Purchase Price shall be reduced for all fixed or floating transportation, terminal fees and charges, financing fees and costs including but not limited to tariff(s)/terminal fee(s)/loss allowance, Line of Credit costs (LC), all transportation fees and costs incurred by Buyer to take delivery of product in such month and/or after taking delivery thereof at the Delivery Point and all costs associated with the remarketing of apportioned volumes of blend turned back to Buyer as well as all fees, charges, penalties and payments of any kind payable by Buyer pursuant to the TSA or the Assignment Agreement. The Purchase Price for each month shall be further reduced by a marketing fee of [*****] on all barrels of product purchased during such month.

For greater certainty, in the event the Purchase Price is, or would be, less than zero in any month, Seller shall be obligated to pay Buyer a positive amount equal to the difference between the Purchase Price and zero.

PAYMENT:	Payable:

	(a)	by Buyer to Seller where the Purchase Price is greater than zero, by wire in CAD funds on or before the 25th of the month following the month of delivery; and

	(b)	by Seller to Buyer where the Purchase Price is less than zero, by wire in CAD funds on or before the 25th of the month following the month of delivery and against Buyer’s commercial invoice without any discount, withholding, offset, counterclaim or deduction whatsoever, and in either case converted to Canadian funds using the average US/CAD exchange rate for the month of delivery.

SPECIAL PROVISIONS:	(a)	In respect of the Hangingstone Expansion lateral pipeline operated by Enbridge and the Waupisoo pipelines:

		(i)	Buyer shall post LCs if applicable and charge back full costs of such LCs to Seller.

		(ii)	Buyer shall pay all take or pay commitments directly to counterparties and deduct amounts off monthly revenue payment.

		(iii)	All Linefill volumes held by Seller shall be moved to Buyer’s account as agent and managed with associated costs passed back.

(b)	Delivery of the product shall be made on FOB basis at the Delivery Point with the volume to be paid based on the volumes delivered and measured at the sales point (the “Sales Point”). Sales Point shall be the point at which Buyer sells the product to its third-party purchaser.

(c)	Notwithstanding (b) immediately above, any delivered product held as inventory volumes at a third-party delivery location or pipeline will be included in the Purchase Price based on the month they are shown on Buyer’s shippers balance or Buyer’s books.

(d)	Within 10 business days following the month of delivery, Buyer shall provide Seller a sales report that outlines in reasonable detail each sale and supporting details, including the volume delivered and the price of the product sold. The Buyer shall maintain books, accounts and records in reasonable detail that describe performance under this Agreement (the “Records”). Seller shall have the right, upon reasonable notice, to audit the Records one time each year. Each audit shall be conducted so as to cause minimum inconvenience to Buyer and be completed during normal business hours. This audit right shall extend from the date hereof until twelve (12) months following the Term or earlier termination of this Agreement.

	(e)	Buyer will provide on a monthly basis a rolling 6 month forecast for WDB blend production for sales to be provided by email prior to the last business day of the month that is 6 months prior to the delivery month.

	(f)	Seller may assign this Agreement with the prior written consent of Buyer, which consent may not be unreasonably withheld or delayed and only to the extent that any assignee shall enter into an enforceable assignment and novation agreement with Buyer whereby the assignee shall agree to assume and be bound by all of the obligations of Seller hereunder. Under no circumstances will Buyer be required to recognize a partial assignment of this Agreement or to have a contractual relationship with more than one seller in respect of the subject matter hereof.

	(g)	Buyer may assign all or any part of its interest in this Agreement to an affiliate without the prior written consent of Seller or to any other person with the prior written consent of Seller, which consent may not be unreasonably withheld or delayed.

	(h)	Parties further agree that Buyer shall have right but not the obligation to supply any natural gas required by Seller at Seller’s Hangingstone Expansion plant. For this purpose, the Parties agree to negotiate in good faith the terms and conditions of such natural gas supply agreement, with the terms and conditions to be not materially different from market terms at the time of negotiation.

MISCELLANEOUS:	In the event of a conflict or inconsistency between this Confirmation and the General Terms attached hereto, this Confirmation shall govern and prevail.

INVOICE CONTRACT:	Invoicing Trafigura	Phone: [XXXXX] Email: [XXXXX]

Dated this     3     day of     December       , 2021.

TRAFIGURA CANADA GENERAL PARTNERSHIP	GREENFIRE RESOURCES OPERATING CORPORATION

Contract #	Contract #

Per:	Per:

Title:	Title:

This Confirmation and the attached “General Terms – Crude Oil Purchase Sale Agreement -Blend”, including without limitation the rights of set-off provided for therein are hereby acknowledged, agreed and consented to this ____ day of ______________, 2021.

TRAFIGURA TRADING LLC

Per:

Title:

GENERAL TERMS

CRUDE OIL PURCHASE AND SALE AGREEMENT

1.	GENERAL TRANSACTION PROVISIONS:

(a)	purchase and sale: Subject to the terms and conditions set forth in this Agreement, Seller agrees to sell and deliver and Buyer agrees to purchase and accept the quantities of the product specified in the Confirmation (“Crude Oil”) during the Term for the Purchase Price. Delivery and acceptance of Crude Oil shall occur at the Delivery Point.

(b)	seller representations: Seller represents and warrants that, during the Term:

(I)	the Crude Oil delivered hereunder is at least of the quality noted in the Confirmation;

(II)	prior to delivery and acceptance of the Crude Oil by the Buyer, the Crude Oil will be processed to such an extent that it complies with all requirements that the Buyer and the pipeline or other carriers receiving the Crude Oil on behalf of the Buyer at or immediately downstream of the Delivery Point (the “Carriers”) may prescribe from time to time, including for diluent, water, bottom sediment or other impurities and does not contain organic chlorides, oxygenated hydrocarbons or any other deleterious substances;

(III)	it has full right and authority to sell and deliver the Crude Oil to the Buyer and receive payment therefor; and

(IV)	upon such sale and delivery, the Crude Oil is free of all liens, royalties, encumbrances or other adverse claims of any nature whatsoever.

(c)	seller covenants: Seller shall, during the Term:

(I)	provide to Buyer upon reasonable request, documentation and other material as may be required to evidence compliance with Section 1(b)(iii);

(II)	hold the Crude Oil in appropriate storage facilities at or near the locations at which the bitumen is produced;

(III)	not sell or otherwise transfer, dispose, encumber or permit the encumbrance of all or any part of the quantity of Crude Oil in favour of any other person or entity other than the Buyer without the express written consent of the Buyer;

(IV)	in the event that Seller sells or otherwise transfers, disposes, encumbers or permits the encumbrance of all or any part of the working or other interests set forth in Exhibit 1, only be released from its obligations under this Agreement to the extent that Buyer agrees in writing to release Seller from its obligations; and

(V)	in the event from time to time that Seller buys or otherwise acquires additional working or other interests in the lands set forth in Exhibit 1, sell and deliver to Buyer all Crude Oil produced from the bitumen produced from such lands and attributable to such additional interests on the terms and conditions set forth in this Agreement, except to the extent that Buyer advises Seller in writing that it does not wish to purchase and accept such Crude Oil on such terms and conditions.

(d)	title/risk/indemnity: Title to and all risk associated with the Crude Oil delivered by Seller hereunder (including risk of loss) passes to Buyer upon acceptance of the Crude Oil by Buyer or its Carrier at the Delivery Point and as between Seller and Buyer, Seller will have control and possession of the Crude Oil and be responsible for all damages or injury occurring and attributable to the Crude Oil before acceptance of the Crude Oil by Buyer or its Carrier at the Delivery Point and Buyer will have control and possession of the Crude Oil and be responsible for all damages or injury occurring and attributable to the Crude Oil upon and after acceptance of the Crude Oil by Buyer or its Carrier at the Delivery Point. Each party is liable to and agrees to indemnify and save harmless the other party against any costs or claims arising while the Crude Oil is in the indemnifying party’s control and possession, unless such costs or claims are due to the other party’s acts or omissions, including, without limitation, a breach of any term or condition of this Agreement.

(e)	quantity/delivery: The quantity of Crude Oil delivered shall be determined by use of tank tables or mutually acceptable industry automatic measuring equipment with adjustments to volume and density to 15°C and for compressibility and shrinkage as well as deductions for bottom sediment and water. Measurements may be witnessed by representatives of the Buyer and Seller.

(f)	non-compliance indemnity: If any representation or warranty made by Seller in Section 1(b) is or becomes false or misleading or if Seller breaches any covenant made in Section 1(c) (a “Non-Compliance”), Seller will be liable for and agrees to indemnify and save harmless Buyer against any costs, expenses, damages, claims, demands, penalties and other liabilities (including, reasonable legal fees) associated with such Non-Compliance. In addition, the Buyer may, without prejudice to any of its other remedies, exercise any combination of the following remedies:

(I)	return any non-complying Crude Oil to Seller at Seller’s sole cost and expense;

(II)	refuse to accept delivery of all or any part of the Quantity of Crude Oil without relieving Seller of its obligations to indemnify and hold harmless Buyer with respect to any Crude Oil accepted prior to such approval; and

(III)	hold the proceeds of the sale of the Quantity of Crude Oil without interest until a performance bond or other specific indemnity or security satisfactory to Buyer has been furnished or the Non-Compliance has been fully remedied.

Notwithstanding and without limiting the foregoing, if the Default by Seller is a breach of Section 1(c)(v) or any failure by Seller to deliver the Quantity in accordance with this Agreement, Seller shall be required to pay Buyer, within five business days of receiving a statement therefore from Buyer, as determined by Buyer acting reasonably, an amount equal to the product of: (A) the positive difference between a commercially reasonable sales price for the Crude Oil (including commercially reasonable transportation costs) and the Purchase Price; and (B) the Quantity of Crude Oil that Seller failed to sell and deliver to Buyer.

(g)	carrier penalties: If Buyer incurs a non-performance penalty to its Carrier (“Penalty”) due to Seller’s failure to deliver any confirmed quantity of Crude Oil, Seller shall be liable for and indemnify and save Buyer harmless from the Penalty and shall pay Buyer the amount of such Penalty within five business days of receiving a statement therefor from Buyer. If the Penalty is due to the failure of more than one seller (including Seller) to the Buyer, Seller shall be responsible for only its proportionate share of such Penalty.

(h)	force majeure: In this Agreement “Force Majeure” means any event beyond the reasonable control of the party claiming same, including those events affecting upstream production facilities and downstream carriers, but excludes:

(I)	events to the extent they are caused or continued by the claiming party’s negligence, lack of commercially reasonable due diligence or lack of financial capability;

(II)	the availability of a more attractive market or purchaser; or

(III)	inefficiencies or poor economics related to bitumen or Crude Oil production operations.

If a party fails to perform any obligation under this Agreement (other than an obligation to pay money), to the extent such failure was due to Force Majeure, such party will be relieved from all liability to the other in respect of such failure, there will be no obligation on the parties to make-up any quantity of Crude Oil not delivered or accepted as a result of the Force Majeure and each party will be liable for its own resultant losses and costs. The party seeking to rely upon Force Majeure must, as soon as practical (A) give notice of the event with reasonable detail and expected duration and its obligations that are affected thereby; (B) use all reasonable efforts to remedy the event and; (C) give notice when the event has been remedied, and failure to do any of the foregoing shall prevent the claiming party from relying upon Force Majeure to the extent of such failure.

2.	PAYMENT:

(a)	invoicing/payment: Buyer shall invoice Seller within 10 days after each month of the Term and Buyer shall pay the amount owing to Seller by the 25th day of the month following the month of Crude Oil delivery. If payment is due on a non-business day that is a Sunday or Monday, payment shall be due on the next immediately following business day; otherwise payments due on non-business days are due on the immediately preceding business day. Payment may be made by cheque delivered to the Seller’s address specified in the Confirmation, by industry cheque exchange or by wire or electronic funds transfer as may be designated by the Seller from time to time. Unless otherwise specified in the Confirmation, all payments are to be in immediately accessible and available funds in the currency of the Purchase Price. If the Buyer, under this or any other agreement, or an affiliate thereof under any other agreement, is owed money by Seller or an affiliate thereof under this or any other agreement, Buyer may aggregate and net such amounts with the amounts owing hereunder by Buyer to Seller so as to discharge such obligations to the extent of such effective netting and the party owing an amount after such netting shall pay such amount.

(b)	late payment: Amounts due and not paid when required may, at the owed party’s discretion, bear interest at the National Bank of Canada, Calgary Main Branch prime annual lending rate for Canadian dollar commercial loans plus 2% until all principal plus accrued interest is paid.

(c)	taxes: The Purchase Price is exclusive of all taxes including the goods and services tax or harmonized sales tax imposed pursuant to the Excise Tax Act (Canada) or any similar or replacement value added or sales or use tax enacted under successor legislation, or any provincial sales tax imposed by a Province of Canada (collectively “GST”). If GST is imposed under applicable laws on the Purchase Price or the sale, delivery or use of the Crude Oil, Buyer shall pay such tax, and the parties agree to collect and remit such tax in accordance with the applicable law. Seller shall pay or cause to be paid all taxes, fees, levies, penalties, licenses, interest or charges imposed by any government authority (“Taxes”) on or with respect to the Crude Oil prior to the Delivery Point. Buyer shall pay or cause to be paid all Taxes on or with respect to the Crude Oil at the Delivery Point and all Taxes after the Delivery Point. If a party is required to remit or pay Taxes that are the other party’s responsibility under this Agreement, the party responsible for such Taxes shall promptly reimburse the other party for such Taxes. Any party entitled to an exemption from any such Taxes or charges shall furnish the other party any necessary documentation.

3.	ADEQUATE ASSURANCE:

If, in the reasonable opinion of a Party (the “Demanding Party”), the ability of the other party to make any payment or perform any obligation under this Agreement is or becomes impaired or if the Demanding Party has reasonable grounds for insecurity regarding the payment or performance of any obligation under this Agreement by the other party, the Demanding Party may, without prejudice to any of its other remedies, require the other party to provide security to the Demanding Party to secure such payment or performance or both. If the other party fails to provide such security to the Demanding Party within five business days of the Demanding Party’s written demand therefor, such failure shall constitute an Event of Default of the other party for the purposes of this Agreement. As used herein, “security” shall mean a letter of credit, or a mutually agreed upon alternative security, in a form and amount reasonably acceptable to the Demanding Party.

4.	DEFAULT:

In addition to those noted in Section 1(f) and Section 3, the following constitute defaults (to the extent not caused by the other party’s prior default) under this Agreement (each an “Event of Default”):

(a)	if a party fails to make, when due, any payment required under this Agreement or any other agreement between the parties or their respective affiliates and such is not remedied within 2 business days after notice is given by the Non-Defaulting Party;

(b)	if a party breaches any other provision of this Agreement (other than as noted in Sections 4(a)) or any other agreement between the parties or their affiliates or there exists an event of default occasioned by such party under any other agreement between the parties or their affiliates and, in the case of breach, such breach is not remedied within 3 business days after notice is given by the Non-Defaulting Party;

(c)	if a party fails to provide security as and when required in Section 3;

(d)	if any representation or warranty made by a party hereunder shall prove to be or has become false or misleading in any material respect; or

(e)	if a party becomes bankrupt or insolvent (however evidenced) or is the subject of any reorganization, moratorium, receivership, liquidation, winding-up or other similar proceeding under any bankruptcy, insolvency or similar laws affecting creditor rights.

Should such an Event of Default occur in respect to a party (the “Defaulting Party”), in addition to those rights noted in Section 1(f) and Section 3 and without limiting any other rights that may be available, the party that is not subject to the Event of Default (the “Non- Defaulting Party”) may, without further demand or notice to the Defaulting Party and at its sole discretion:

(f)	suspend delivery or acceptance of Crude Oil or payment for Crude Oil already delivered, as applicable;

(g)	realize upon any security held;

(h)	set off amounts payable by the Non-Defaulting Party to the Defaulting Party against any amounts owed or owing by the Defaulting Party or its affiliates under this or any other agreement (whether or not yet due);

(i)	if the Event of Default has not been cured within fifteen (15) business days of being notified of such Event of Default by the Non-Defaulting Party, designate by notice to the Defaulting Party a date as an early termination date (the “Early Termination Date”) for the termination and liquidation of the Confirmation under the Agreement (each a “Terminated Transaction”), in which case the Terminated Transaction will be settled in the manner contemplated by Section 5 below and this Agreement (and the Confirmation) shall terminate on the Early Termination Date; or

(j)	exercise any combination of these rights and/or any other rights or remedies under applicable law.

The Non-Defaulting Party shall apply the proceeds of any such exercise of rights against the obligations owed hereunder free from any claim of the Defaulting Party.

Notwithstanding anything else in this Agreement, no party shall be liable to the other for loss of prospective profit, incidental, special, consequential or indirect damages, except as set forth in Section 1(f) and Section 5.

5.	SETTLEMENT OF A TERMINATED TRANSACTION:

In the circumstances of a Terminated Transaction, the Non-Defaulting Party shall determine, in good faith and in a commercially reasonable manner as of the Early Termination Date:

(a)	the amount owed (whether or not then due) by each party with respect to all Crude Oil delivered and received between the parties under Terminated Transactions on and before the Early Termination Date for which payment has not yet been made by the party that owes such payment under this Agreement (the “Unpaid Amounts”); and

(b)	the Liquidated Amount of any Terminated Transactions for the time period following the Early Termination Date.

The Liquidated Amount shall be due to Buyer if the Market Value for the Terminated Transaction exceeds the Contract Value for such Terminated Transaction and shall be due to Seller if the opposite is the case.

As soon as reasonably practicable, the Non-Defaulting Party shall provide the Defaulting Party with a statement, showing in reasonable detail the calculation of the Unpaid Amounts and all Liquidated Amounts as determined, and netting all amounts due between the parties into a single payment amount (the “Final Settlement Amount”), provided that any amounts not then due shall be discounted to present value. The party with the payment obligation will pay to the other party the Final Settlement Amount within twenty (20) business days after the statement is delivered to the Defaulting Party. The parties’ rights under this Section 5 shall be in addition to, and not in limitation or exclusion of, any other rights which the parties may have in this Agreement, in equity, at law or otherwise.

For the purposes of this Section 5, the following terms have the following meanings:

The “Liquidated Amount” for each Terminated Transaction is an amount equal to the difference between the Market Value and the Contract Value of that Terminated Transaction, and where appropriate, discounted to present value using commonly accepted calculation methods based on the period between the date on which the amounts would have been due under the Terminated Transaction and the date the Liquidated Amount is paid to Buyer or Seller, as appropriate;

“Contract Value” means the number of Crude Oil barrels remaining (or reasonably expected) to be delivered and purchased under a Terminated Transaction, multiplied by the Purchase Price; and

“Market Value” means the number of Crude Oil barrels remaining (or reasonably expected) to be delivered and purchased under a Terminated Transaction, multiplied by the market price at Edmonton, Alberta for products similar to the Crude Oil used in arm’s-length transactions with substantially similar terms and conditions as this Agreement, as determined by the Non-Defaulting Party in a commercially reasonable manner. To ascertain the Market Value, the Non-Defaulting Party may consider, among other valuations, any or all published settlement prices, quotations from leading dealers in commodity trading markets, similar sales or purchases and any other bona fide third-party offers, all adjusted for the length of the term and differences in transportation and logistics costs. A party shall not be required to enter into a replacement transaction(s) in order to determine the Market Value. Any extension(s) of or options to extend the term of a transaction to which parties are not bound as of the Early Termination Date shall not be considered in determining the Contract Values and Market Values.

6.	MISCELLANEOUS:

(a)	A waiver by a party of one or more obligations of the other shall be effective only if in writing and signed by the waiving party and no waiver shall waive any other obligations, whether of a like or different nature.

(b)	This Agreement represents the entire Agreement between the parties regarding the transaction contemplated in the Confirmation and may be amended or superseded only by written agreement signed by both parties. In the event of a conflict or inconsistency between the Confirmation and these General Terms, the Confirmation shall govern and prevail.

(c)	Time is of the essence in this Agreement.

(d)	Headings are for convenience only and shall not affect the interpretation hereof.

(e)	Neither party may assign this Agreement without the written consent (not to be unreasonably withheld) of the other party.

(f)	The parties shall preserve as confidential the terms of this Agreement and disclose same only to its employees who have a need to know or as may be required by applicable law.

(g)	All notices and other communications may be given by personal delivery or facsimile delivery to the addresses or facsimile numbers of the parties noted in the Confirmation. If delivery occurs on a non-local business day or after 5:00 p.m. on a local business day, delivery shall be deemed to have occurred on the next following local business day. Timing of facsimile deliveries shall be evidenced by the confirmation of transmission by the facsimile machine of the sending party. Either party may change its notice or method of payment information by providing 10 business days prior written notice to the other.

(h)	If any amount must be converted into another currency in order to calculate an amount owing hereunder, the party making the conversion must use the indicative daily average exchange rates published by the Bank of Canada for the calendar month immediately preceding the date of the relevant calculation.

(i)	Termination of this Agreement shall not affect or prejudice any of the rights of the party’s accruing prior to such termination.

(j)	This Agreement and all matters related to this Agreement shall be interpreted in accordance with the laws in effect in Alberta and the venue for any judicial action shall be Calgary, Alberta.

(k)	Terms that are expressly defined in the Confirmation shall have the same meanings when used in these General Terms.

(l)	Terms used herein and having a generally accepted meaning in the oil and gas industry in Western Canada shall have such meaning herein.

(m)	This agreement constitutes an “eligible financial contract” under and in all proceedings related to the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) or the Winding-up and Restructuring Act (Canada), as the same may be amended, restated, replaced or re-enacted from time to time, and will be treated similarly under and in all proceedings related to any bankruptcy, insolvency or similar law (regardless of the jurisdiction of application or competence of such law) or any ruling, order, directive or pronouncement made pursuant thereto.

* END OF GENERAL TERMS *